Exhibit 12
                            GATX Capital Corporation
                        Ratio of Earning to Fixed Charges
                                 (in thousands)

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
                                                                YEAR ENDED DECEMBER 31,
                                             ---------------------------------------------------------------
                                               2000         1999         1998         1997          1996
                                             ----------   ----------   ----------   ----------    ----------
Fixed Charges:

Interest on indebtedness and amortization
   of debt discount and expense               $176,633     $115,031     $110,187     $ 96,800      $ 86,106
Capitalized interest                            10,501        4,096        2,064        1,575         3,074
Portion of rents representing interest
   factor (assumed to approximate 33%)          13,963       14,297       13,498       13,703        10,849
                                              --------     --------     --------     --------      --------
Total fixed charges                           $201,097     $133,424     $125,749     $112,078      $100,029
                                              ========     ========     ========     ========      ========

Earnings available for fixed charges:

Net (loss) income                             $(18,915)    $ 71,609     $ 71,891     $ 53,564      $ 45,855
Add:
Income taxes                                   (12,298)      49,139       51,267       36,628        32,636
Equity in net earnings of joint ventures,
   net of dividends received                   (40,994)     (38,962)     (21,778)      39,031         8,740
Fixed charges (excluding capitalized
   interest)                                   190,596      129,328      123,685      110,503        96,955
                                              --------     --------     --------     --------      --------

     Total earnings available for fixed
        charges                               $118,389     $211,114     $225,065     $239,726      $184,186
                                              ========     ========     =======      ========      ========
Ratio of earnings to fixed charges                0.59         1.58         1.79         2.14          1.84
                                              ========     ========     ========     ========      ========

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